UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Ballard Power Systems Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
9000 Glenlyon Parkway Burnaby, British Columbia Canada V5J 5J8 (Address of Principal Executive Offices)
Consolidated Share Option Plan Consolidated Share Distribution Plan
(Full titles of the plans)

Corporation Service Company (CSC)

19 West 44th Street, Suite 200

New York, NY 1000510036

(Name and address of agent for service)

(800) 927-9800
(Telephone number, including area code, of agent for service)

With a copy to

Randal R. Jones

Dorsey & Whitney LLP

701 Fifth Avenue, Suite 6100

Seattle, WA 98104

(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

STATEMENT UNDER GENERAL INSTRUCTION E TO FORM S-8

Pursuant to General Instruction E of Form S-8, Ballard Power Systems Inc. (the “Registrant” or the “Company”), is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering an additional 6,000,000 shares of the Registrant’s common shares, no par value (the “Common Shares”), that may be issued pursuant to the Registrant’s Consolidated Share Option Plan (the “Option Plan”) or the Registrant’s Consolidated Share Distribution Plan (the “Distribution Plan”, and together with the Option Plan, the “Plans”) pursuant to “evergreen” provisions contained therein.

These additional Common Shares are securities of the same class as other securities for which the registration statement on Form S-8 has been previously filed with the Securities and Exchange Commission (the “Commission”), which is described below.

These additional Common Shares have become reserved for issuance as a result of the operation of the “evergreen” provision in the Plans.

The Registrant’s Form S-8 Registration Statement filed with the Commission on June 7, 2018 (File No. 333-225494) which relates to the Plans, is incorporated herein by reference and made a part hereof.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated in this registration statement by reference:

(a)	The Annual Report on Form 40-F/A for the year ended December 31, 2022, filed with the Commission on March 17, 2023;
(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2022; and
(c)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form F-10 filed with the Commission on December 11, 2002, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Exhibit Number	Exhibit
5.1	Opinion and Consent of Stikeman Elliott LLP
23.1	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (included in signature page)
107	Filing fees

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Canada, on this 9th day of May, 2023.

BALLARD POWER SYSTEMS INC.

By:	/s/ R. Randall MacEwen
Name: R. Randall MacEwen
Title: President & Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Randall MacEwen and Paul Dobson, or either of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Randall MacEwen	President, Chief Executive Officer and Director	May 9, 2023
R. Randall MacEwen	(Principal Executive Officer)

/s/ Paul Dobson	Senior Vice President and Chief	May 9, 2023
Paul Dobson	Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

/s/ Douglas P. Hayhurst	Director	May 9, 2023
Douglas P. Hayhurst

/s/ Marty Neese	Director and Authorized United States Representative	May 9, 2023
Marty Neese

/s/ James Roche	Director	May 9, 2023
James Roche

/s/ Janet Woodruff	Director	May 9, 2023
Janet Woodruff

/s/ Kui Jiang	Director	May 9, 2023
Kui Jiang

/s/ Shaojun Sun	Director	May 9, 2023
Shaojun Sun

/s/ Kathleen Bayless	Director	May 9, 2023
Kathleen Bayless

/s/ Hubertus M. Mühlhäuser	Director	May 9, 2023
Hubertus M. Mühlhäuser